EXHIBIT 4.4

iCap Vault 1, LLC

Auto-Interest Reinvestment Program

As a holder of Demand Bonds, you can elect to participate in our auto-interest reinvestment program (the “Auto-Interest Reinvestment Program”), whereby interest from the Floating Rate and Interest Rate Premiums will be credited to the Demand Notes of the holder on a daily basis and will be reinvested (daily compounding).

If you wish to participate in the Auto-Interest Reinvestment Program, please complete the Auto-Interest Reinvestment Program Authorization (on page 2). By completing the Auto-Interest Reinvestment Program Authorization you are affirmatively agreeing to and reconfirming the terms and conditions of the Subscription Agreement, including the form of Note which is an exhibit to the Subscription Agreement.

You may affirmatively elect to participate in or cancel your participation in the Auto-Interest Reinvestment Program by selecting “active” or “pause” on the Auto-Interest Reinvestment Program Authorization. If you do not complete a form you will be deemed to have selected “pause.” Currently, the Auto-Interest Reinvestment Program allows for recurring new investments on a monthly basis.

Upon affirmatively electing to participate in the Auto-Interest Reinvestment Program, you will be asked to agree to the terms and conditions of the Subscription Agreement. Upon each “auto investment” being made, we will send a confirmatory email to you denoting the amount invested.

You can adjust the Auto-Interest Reinvestment Program at any time by completing an updated Auto-Interest Reinvestment Program Authorization and delivering it to inquiry@icapvault.com.   Each purchase of a Demand Note in the Auto-Interest Reinvestment Program is a considered a new investment and will be subject to the terms and conditions of the Subscription Agreement. If you are no longer able to make the representations and warranties in the Subscription Agreement, you are not eligible to participate in the Auto-Interest Reinvestment Program. All terms not otherwise defined herein shall have the same meaning as in the Subscription Agreement.

Once we have been declared effective by the Securities and Exchange Commission (“SEC”) for a registered offering of Demand Notes, the only public offering by us to sell securities is found in the Company’s Form S-11 and amendments and supplements thereto, including the prospectus which forms a part thereof (collectively, the “Registration Statement”), which can be obtained from the SEC’s website: WWW.SEC.GOV.

No decision to invest in Demand Notes should be made without reading the Registration Statement. Neither the SEC nor any state securities regulator has passed upon or endorsed the merits of any investment decision in us. We do not give investment, legal, or tax advice. You are urged to consult your investment, legal, and tax professional before making any investment decision.

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iCap Vault 1, LLC

Auto-Interest Reinvestment Program Authorization

Auto-Interest Reinvestment Program (Select One):	Active [ ]	Pause [ ]
	Adjust [ ]	Cancel [ ]
Investor(s) Name(s) (exactly as it appears in your Worthy account):	___________________________________________________

You are hereby electing to have interest from the Floating Rate and Interest Rate Premiums credited to the Demand Notes of the holder on a daily basis and will be reinvested (daily compounding) beginning the first business day after this authorization and continuing until you cancel this automatic investment at least 24 hours in advance.

[ ] Check this box to elect this option

I (we) hereby represent and warrant that by executing this Auto-Interest Reinvestment Program Authorization, I (we) agree to be bound by and reconfirm the representations and warranties and the terms and conditions of the Auto-Interest Reinvestment Agreement and the Subscription Agreement. This authority is to remain in full force and effect until we have received notification from me of its termination in such time as to afford us a reasonable opportunity to act on it.

Signature of Investor	Signature of Investor
Date: ____________________________	Date: __________________________

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